Exhibit 4.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is made, entered into and executed as of the Effective Date by and between APT Group, Inc. d/b/a MotoVox, a Missouri corporation with its principal place of business in Kansas City, Missouri, APT IP Holdings, LLC, APT Powersport and Utility Products, LLC and American Performance Technologies, LLC (collectively, “MotoVox”), on one hand, and Northern Group, Inc. (“Northern Group”), Olen Rice, an individual, Robert A. Rice, Sr. (“Tony Rice”), an individual, Jon Umsted, an individual, Marketing Operations Advisors, Inc. (“Marketing Operations”), Kenneth Francis, an individual, Scott Holmes, an individual, and Kart Mart, on the other (Northern Group, Inc., Olen Rice, Robert A. Rice, Sr., Jon Umsted, Marketing Operations Advisors, Inc., Kenneth Francis, Scott Holmes, and Kart Mart shall be referred to as the “Individual Parties & Entities.”).  MotoVox and Northern Group, Olen Rice, Tony Rice, Jon Umsted, Marketing Operations, Kenneth Francis, Scott Holmes, and Kart Mart are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, on or about June 26, 2013,  Olen Rice filed suit against APT Powersport and Utility Products, LLC and American Performance Technologies, LLC in the Circuit Court of Brown County, Wisconsin, in a case styled Olen Rice v. APT Powersport and Utility Products, LLC et al., Case No. 13CV1031, alleging claims for breach of contract, and on or about June 26, 2013, Northern Group filed suit against APT Powersport and Utility Products, LLC in the Circuit Court of Brown County, Wisconsin, in a case styled Northern Group, Inc. v. APT Powersport and Utility Products, LLC, Case No. 13CV1032, alleging claims for breach of contract (“Wisconsin Cases”);

WHEREAS, on or about November 18, 2013 MotoVox filed suit against several defendants in the Circuit Court of Jackson County, Missouri, in a case styled APT Powersport and Utility Products, LLC v. Olen Rice, et al., Case No. 1316-CV28798, alleging claims for, among other things, breach of contract, breach of fiduciary duty, and tortious interference with contract (“Jackson County Case”);

WHEREAS, on or about June 17, 2014, MotoVox filed suit against Monster Moto and several individual Defendants in the United States District Court for the Western District of Missouri, in a case styled APT Group, Inc., et al v. Monster Moto, LLC, et al, Case No. 4:14-cv-546-ODS, alleging claims for, among other things, design patent infringement, misappropriation of trade secrets, tortious interference with contract, trademark infringement and trade dress infringement (“Missouri Federal Case”);

WHEREAS, each Party — with the exception of the Wisconsin Cases, where Olen Rice obtained default judgments as to liability and the parties remain in litigation over the amount of damages therein — denied the claims of the other Party and filed various counterclaims and/or defenses to all of the claims of the other Party (hereafter the Wisconsin Cases, Jackson County Case, and Missouri Federal Case will be collectively referred to as the “Litigation”); and

WHEREAS, in order to avoid the expense and uncertainty of further disputes or litigation, and without any admission of liability or the correctness of any Party’s assertions, the Parties desire to settle all Litigation between them and resolve all differences and controversies among themselves, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the above promises and the following promises, releases, and such other good and valuable consideration, the sufficiency and receipt of which the Parties hereby acknowledge, the Parties agree as follows:

1.        COVENANTS OF MUTUAL RELEASE.

1.1  Release of the Individual Parties & Entities.  MotoVox, on behalf of itself and its agents, attorneys, officers, directors, shareholders, employees, representatives, Predecessor Entities, parents, subsidiaries, affiliates, owners, successors and assigns, hereby releases, remises and forever discharges the Individual Parties & Entities, and their agents, attorneys, officers, directors, members, managers, shareholders, employees, representatives, parents, subsidiaries, affiliates, owners, heirs, successors and assigns, from any and all claims, demands, or causes of action that arise out of or relate to the Litigation, and any and all obligations, actions, causes of action, suits, debts, contracts, controversies, agreements, promises, damages, judgments, awards, executions, claims and demands whatsoever in law or in equity, and any and all claims for damages (and attorneys’ fees and costs) based upon the violation of a federal, state or other statute, regulation or law (including common law) or arising out of any conduct, contract, action, event or circumstance, whether known or unknown, which occurred at any time up to and including the date of the execution of this Agreement, except obligations created by this Agreement.

1.2  Release of MotoVox.  The Individual Parties & Entities, on behalf of themselves and their agents, attorneys, officers, directors, shareholders, employees, representatives, parents, subsidiaries, affiliates, owners, successors and assigns, hereby release, remise and forever discharge MotoVox and its agents, attorneys, officers, directors, shareholders, employees, representatives, parents, subsidiaries, affiliates, owners, successors and assigns from any and all claims, demands, or causes of action that arise out of or relate to the Litigation, and any and all obligations, actions, causes of action, suits, debts, contracts, controversies, agreements, promises, damages, judgments, awards, executions, claims and demands whatsoever in law or in equity, and any and all claims for damages (and attorneys’ fees and costs) based upon the violation of a federal, state or other statute, regulation or law (including common law) or arising out of any conduct, contract, action, event or circumstance, whether known or unknown, which occurred at any time up to and including the date of the execution of this Agreement, except obligations created by this Agreement.

1.3  Indemnification of Olen Rice, Tony Rice, Kenneth Francis, and Jon Umsted.  Motovox shall indemnify, defend and hold harmless Olen Rice, Tony Rice, Kenneth Francis and Jon Umsted from any and all claims, demands or liability from any third party arising out of or relating to Olen Rice’s or Tony Rice’s or Kenneth Francis’ or Jon Umsted’s association with the Predecessor Entities, including, but not limited to, any claim, demand, or liability asserted by a former member or manager of the Predecessor Entities or any current or former shareholder to Motovox and, further, Motovox affirms that this obligation for indemnification is covered by one or more policies of insurance as provided in the Service Agreements.  The individuals listed in this section hereby certify that as of the Effective Date, they are not aware of any pending or threatened actions against any of them that would be subject to this indemnification obligation.

2.  COVENANTS AND WARRANTIES.

2.1  Covenant Not to Sue.  MotoVox hereby covenants not to sue the Individual Parties & Entities on any intellectual property rights or claims (including but not limited to patents, trade secrets, trade dress, trademarks, and copyrights) relating to the designs disclosed or claimed in the following patents: D705,128; D682,739; D705,127; D689,798; D653,590 and to the MotoVox adult mini bikes (MBX20 and MBX25), or to customers, customer information, including customer contacts, known to Olen Rice as of the Effective Date.  This provision shall not be construed to apply to intellectual property rights that MotoVox holds in its Motoped product line or to intellectual property rights that MotoVox acquires or develops in the future.

2.2  No Admission or Liability or Wrongdoing.  No Party makes any admission of liability or wrongdoing.

2.3  Confidentiality.  The Parties shall be prohibited from disclosing the terms of settlement to the public, including but not limited to the release of the Wisconsin Cases by Olen Rice and Northern Group, unless disclosure of the settlement terms is required to comply with SEC or other regulators.  This section shall not prohibit MotoVox from disclosing the terms of this Agreement to its investors, shareholders, or prospective shareholders. .

2.4  Representations.  The Parties each represent and warrant that the execution, delivery, and performance by it of this Agreement has been duly authorized by all necessary corporate action, if applicable, and does not and will not (i) require additional consent or approval of its directors or shareholders, (ii) violate any provision of any law, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to it or any provision of its charter or bylaws, or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit, or other instrument or obligation to which it is a party, or by which it or its properties may be bound or affected.

2.5  Dismissal of Litigation.    Within nineteen (19) days of the Effective Date of this Agreement, the Parties shall jointly file a Stipulation of Dismissal with Prejudice of any and all claims and counterclaims in the Litigation, including any language necessary for Olen Rice and Northern Group to vacate and/or waive the default judgments in the Wisconsin Cases.

2.6  Stipulation Regarding Motovox Stock.    Motovox and the Individual Parties & Entities stipulate that Motovox did not issue any units or stock to the Individual Parties & Entities.  The Individual Parties & Entities hereby stipulate that they agree to forfeit and disclaim any rights or claims to ownership of stock or units in any of the Motovox entities.  Motovox certifies that it has never identified any of the Individual Parties & Entities as owners in any tax filings with the IRS and that it will not do so in the future.  The Individual Parties & Entities agree that they will not purchase or own stock in Motovox at any time in the future.

2.7  Further Assurances.  The Parties shall, with all reasonable diligence, take all action, do all things, and execute and deliver all further documents, agreements and assurances as may be required in order to carry out the terms and conditions of this Agreement in accordance with its true intent.

3.  EFFECTIVE DATE.  This Agreement is effective as of the date it is signed by all Parties hereto.

4.  ATTORNEYS’ FEES, COSTS AND EXPENSES.  Each Party shall bear its own attorneys’ fees, costs and expenses.

5.  INTEGRATION. This instrument contains the entire and only agreement between the Parties relating to the subject matter addressed herein and supersedes all preexisting agreements and understandings between them respecting its subject matter.  Any representation, promise, or condition in connection with such subject matter that is not incorporated in this Agreement shall not be binding on any other Party.  No modification, renewal, extension, or waiver of this Agreement or any of its provisions shall be binding on the Party against whom enforcement of such modification, renewal, extension, or waiver is sought, unless made in writing and signed by such Party.  The Parties acknowledge that each of them has read this Agreement, and that each of them has had the opportunity to discuss it with legal counsel of their choosing and has full knowledge of its significance, each understands and agrees that this Agreement is satisfactory and reflects the desire and intent of the Parties.

6.  INTERPRETATION. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not against any Party.  The headings are for convenience of reference only and shall not affect the meaning or interpretation of the terms herein.

7.  ADEQUATE CONSIDERATION.                                                                 Each of the Parties acknowledges and confirms that the covenants and agreements of the Parties expressly stated herein constitute full and adequate consideration for its execution by each Party and that no other promises, covenants or agreements of any kind or nature whatsoever, except for those expressly stated herein, have been made by any Party to any other Party to cause any Party to execute this Agreement.  Each Party acknowledges and confirms that the covenants, warranties, releases and other promises stated herein constitute full and adequate consideration for the execution by each Party of this Agreement.

8.  GOVERNING LAW; VENUE. The laws of the State of Missouri shall govern the enforcement of this Settlement Agreement both as to interpretation and performance without regard to any conflicts of laws analysis.

9.  SUCCESSORS AND ASSIGNS. This Agreement, and all rights and obligations hereunder, shall inure to the benefit of the Parties’ successors and assigns.

10.  SEVERABILITY. If any provision of this Agreement is, becomes or is held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable law so as to be valid, legal and enforceable in that jurisdiction.  The validity, legality or enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction.  If such provision cannot be amended without materially altering the intentions of the Parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

11.  COUNTERPART ORIGINALS.  This Agreement may be executed in counterparts and the Parties agree that any facsimile or other copy of this Agreement evidencing the execution by the Parties shall be deemed an original.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound and to so bind their respective representatives, successors and assigns, set their hands on the date written immediately below.

APT GROUP, INC. D/B/A MOTOVOX

By:  Troy A. Covey
Its President
Dated: November 14, 2014

APT IP HOLDINGS, INC.
By:  Troy A. Covey
Its Managing Member
Dated: November 14, 2014

APT POWERSPORT AND UTILITY PRODUCTS, LLC
By:  Troy A. Covey
Its Managing Member
Dated: November 14, 2014
AMERICAN PERFORMANCE TECHNOLOGIES, LLC

By:  Troy A. Covey
Its Managing Member
Dated: November 14, 2014

NORTHERN GROUP, INC.

By:
Its ________________
Dated:________________

OLEN RICE

By:

Dated:________________

ROBERT A. RICE, SR.

By:

Dated:________________

KENNETH FRANCIS

By:
Dated:_______________

JON UMSTED

By:
Dated:________________

MARKETING OPERATIONS, ADVISORS, INC.

By:
Its ________________
Dated:________________

SCOTT HOLMES

By:
Dated:________________

KART MART

By:
Its ________________
Dated:________________